Contact: Genitope Corporation
John Vuko
Ph: 650-482-2000
IR@genitope.com
or
The Trout Group LLC
Ritu S. Baral
212-477-9007

Genitope Corporation Announces Financial Results For Second Quarter Ended June 30, 2005

(REDWOOD CITY, Calif.) August 4, 2005 – Genitope Corporation (Nasdaq: GTOP) announced today financial results for the second quarter and six months ended June 30, 2005.

Financial Results

For the second quarter of 2005, Genitope Corporation reported total operating expenses of $9.0 million and a net loss of $8.2 million, or $0.29 per share. This compares to total operating expenses of $6.9 million and a net loss of $6.8 million, or $0.37 per share, for the second quarter of 2004. For the six months ended June 30 2005, the Company reported total operating expenses of $16.6 million and a net loss of $15.2 million or $0.54 per share. This compares to total operating expenses of $13.6 million and a net loss of $13.4 million or $0.76 per share for the six months ended June 30, 2004. Higher operating expenses due to increased staffing levels, additional corporate infrastructure and other operating costs required to support the Company’s growth and higher rent expense associated with new lease agreements for the Company’s commercial manufacturing facility and corporate headquarters were partially offset by higher interest income in the second quarter of 2005 compared to the same period in 2004.

As of June 30, 2005, Genitope Corporation had cash, cash equivalents and marketable securities of $101.3 million.

Recent Corporate Progress and Outlook

“We are very pleased that we have signed the leases for our new commercial manufacturing facility and corporate headquarters,” said Dan W. Denney Jr., Ph.D., chairman and chief executive officer of Genitope Corporation. “We are looking forward to the build-out of the facility which we anticipate will be completed sometime in mid-2006. In addition, our pivotal Phase 3 clinical trial to evaluate the safety and efficacy of our lead product candidate, MyVax® Personalized Immunotherapy, in patients with previously untreated follicular non-Hodgkin’s lymphoma, is progressing as planned and we look forward to our second interim analysis which is anticipated to be completed in mid-2006.”

“Cash consumption of $8.1 million and operating expenses of $9.0 million for the second quarter were well within our range of expectations,” said John Vuko, Genitope Corporation’s chief financial officer. “We anticipate that cash consumption and expenses will increase, as we continue our development of MyVax® Personalized Immunotherapy and begin the build-out of our commercial manufacturing facility and corporate headquarters.”

About Genitope Corporation

Genitope Corporation is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® Personalized Immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. Genitope Corporation is conducting a pivotal phase 3 clinical trial using MyVax® Personalized Immunotherapy in previously untreated follicular non-Hodgkin’s lymphoma patients. Genitope Corporation is based in Redwood City, California.

Forward Looking Statements

This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including statements about the timing of the completion of the second interim analysis of data in Genitope Corporation’s Phase 3 clinical trial, the planned growth of its development and commercialization capabilities, and the build-out of its commercial manufacturing facility, and the anticipated increase of cash consumption in 2005. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to the progress, timing and results of Genitope Corporation’s clinical trials, difficulties or delays in obtaining regulatory approval, competition from other pharmaceutical or biotechnology companies, the risks of growth and dependence on key personnel, risks relating to the manufacturing of MyVax® Personalized Immunotherapy, intellectual property matters, and other risks detailed in Genitope Corporation’s filings with the Securities and Exchange Commission, including our Quarterly Report for the fiscal quarter ended March 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Financial statements to follow

	GENITOPE CORPORATION
	(A DEVELOPMENT STAGE ENTERPRISE)
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30
	2005	2004	2005	2004
Operating expenses:
Research and development	$7,087	$5,542	$12,970	$11,160
Sales and marketing	589	419	1,064	933
General and administrative	1,283	913	2,557	1,495

Total operating expenses	8,959	6,874	16,591	13,588

Loss from operations	(8,959)	(6,874)	(16,591)	(13,588)
Interest expense	—	(1)	(1)	(2)
Interest and other income	725	96	1,362	157

Net loss attributable to common stockholders	$(8,234)	$(6,779)	$(15,230)	$(13,433)

Basic and diluted net loss per share	$(0.29)	$(0.37)	$(0.54)	$(0.76)

attributable to common stockholders
Shares used in computing basic and diluted
net loss per share attributable to common
stockholders	28,228	18,562	28,202	17,789

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
UNAUDITED CONDENSED BALANCE SHEETS
(in thousands, except per share and share data)
	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$101,335	$116,509
Prepaid expenses and other current assets	1,026	1,101

Total current assets	102,361	117,610
Property and equipment, net	3,273	2,196
Other assets	1,070	59

Total assets	$106,704	$119,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,754	$2,073
Accrued and other current liabilities	2,387	1,502
Current lease obligations	33	46

Total current liabilities	4,174	3,621
Noncurrent lease obligations	36	48
Deferred rent	929	—

Total liabilities	5,139	3,669

Stockholders’ equity:
Common stock, $0.001 par value, 65,000,000 shares authorized;
Issued and outstanding: 28,263,300 shares at June 30, 2005
and 28,191,145 shares at December 31, 2004	28	28
Additional paid-in capital	232,007	231,784
Deferred stock compensation	(337)	(733)
Accumulated other comprehensive loss	(114)	(94)
Deficit accumulated during the development stage	(130,019)	(114,789)

Total stockholders’ equity	101,565	116,196

Total liabilities and stockholders’ equity	$106,704	$119,865